CONSENT OF INDEPENDENT AUDITORS


         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4, 333-________) and related Prospectus of One Valley Bancorp, Inc. and Subsidiaries for the registration of 1,913,941 shares of its common stock and to the incorporation by reference therein of our report dated January 21, 1998, (except Notes A, D and M, as to which the date is June 15, 1998) with respect to the consolidated financial statements of One Valley Bancorp, Inc. and Subsidiaries included in the current Report on Form 8-K dated June 17, 1998, for the year ended December 31, 1997, filed with the Securities and Exchange Commission.




                                                         /s/ Ernst & Young LLP

Charleston, West Virginia
June 18, 1998

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